Aflac Incorporated Form 8-K
EXHIBIT 99.1

Aflac Incorporated Announces Third Quarter Results,
Affirms 2014 Operating EPS Objective,
Establishes 2015 Operating EPS Growth Objective,
Increases 2014 and 2015 Share Repurchase Targets,
Increases Fourth Quarter Cash Dividend 5.4%

COLUMBUS, Ga. - October 28, 2014 - Aflac Incorporated today reported its third quarter results.

Reflecting the weaker yen/dollar exchange rate, total revenues fell 2.5% to $5.7 billion during the third quarter of 2014, compared with $5.9 billion in the third quarter of 2013. Net earnings were $706 million, or $1.56 per diluted share, compared with $702 million, or $1.50 per share, a year ago.

Net earnings in the third quarter of 2014 included after-tax net realized investment gains of $4 million, or $.01 per diluted share, compared with net after-tax gains of $15 million, or $.03 per diluted share, a year ago. After-tax realized investment gains from securities transactions in the quarter were $21 million, or $.05 per diluted share. Hedging costs related to certain dollar investments of Aflac Japan on an after-tax basis, were $1 million in the quarter, or nil per diluted share. Realized after-tax net investment losses from other derivative and hedging activities in the quarter were $16 million, or $.04 per diluted share. In addition, net earnings included a gain of $17 million, or $.04 per diluted share, from other and nonrecurring items.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations, inclusive of interest cash flows associated with notes payable, but before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items. Aflac's derivative activities are primarily used to hedge foreign exchange and interest rate risk in our investment portfolio as well as manage foreign exchange risk in certain notes payable and forecasted cash flows denominated in yen. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items, tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with the company’s insurance operations, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of Aflac's business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for certain transactions such as profit repatriation and the Aflac Japan dollar investment program, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency translation as a financial reporting issue rather than an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac's financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

The average yen/dollar exchange rate in the third quarter of 2014 was 103.92, or 4.8% weaker than the average rate of 98.93 in the third quarter of 2013. For the first nine months, the average exchange rate was 102.89, or 6.1% weaker than the rate of 96.61 a year ago. Aflac Japan’s growth rates in dollar terms for the third quarter and first nine months were suppressed as a result of the weaker yen/dollar exchange rate.

Operating earnings in the third quarter were $685 million, compared with $687 million in the third quarter of 2013. Operating earnings per diluted share increased by 2.7% to $1.51 in the quarter, compared with $1.47 a year ago. The weaker yen/dollar exchange rate decreased operating earnings per diluted share by $.04 for the third quarter. Excluding the impact from the weaker yen, operating earnings per diluted share increased 5.4%.

Results for the first nine months of 2014 were also suppressed by the weaker yen. Total revenues were down 5.1% to $17.2 billion, compared with $18.1 billion in the first nine months of 2013. Net earnings were $2.2 billion, or $4.93 per diluted share, compared with $2.5 billion, or $5.31 per diluted share, for the first nine months of 2013. Operating earnings for the first nine months of 2014 were $2.2 billion, or $4.86 per diluted share, compared with $2.2 billion, or $4.78 per diluted share, in 2013. Excluding the negative impact of $.18 per share from the weaker yen, operating earnings per diluted share rose 5.4% for the first nine months of 2014.

Total investments and cash at the end of September 2014 were $114.7 billion, unchanged from June 30, 2014.

In the third quarter, Aflac repurchased $175 million, or 2.9 million shares, of its common stock. For the first nine months of the year, the company purchased $690 million, or 11.1 million of its shares. At the end of September, the company had 38.1 million shares available for purchase under its share repurchase authorizations.

Shareholders’ equity was $17.9 billion, or $39.63 per share, at September 30, 2014, compared with $17.6 billion, or $38.76 per share, at June 30, 2014. Shareholders’ equity at the end of the third quarter included a net unrealized gain on investment securities and derivatives of $3.4 billion, compared with a net unrealized gain of $2.9 billion at the end of June 2014. The annualized return on average shareholders’ equity in the third quarter was 15.9%. On an operating basis (excluding total net realized investment gains/losses in net earnings, unrealized investment gains/losses, and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 18.8% for the third quarter of 2014, or 20.8%, excluding the impact of the yen.

AFLAC JAPAN

In yen terms, Aflac Japan’s premium income fell .7% in the third quarter. The decline in premium income has been influenced by the impact of weak sales this year and in 2013 in addition to premiums ceded in the 2013 reinsurance transaction. Excluding the impact of the reinsurance transaction, premium income would have been up approximately 1%. Net investment income increased 7.8%. Investment income growth was magnified by the weaker yen/dollar exchange rate because approximately 46% of Aflac Japan’s third quarter investment income was dollar-denominated, compared with 45% a year ago. Total revenues were up .6% in the third quarter. The pretax operating profit margin increased in the third quarter to 19.6% from 19.2% in the prior year. Pretax operating earnings in yen increased 2.8% on a reported basis and .9% on a currency-neutral basis. For the first nine months of the year, premium income in yen increased .1%, and net investment income rose 8.2%. Total revenues in yen were up 1.2%, and pretax operating earnings grew 3.1%.

Aflac Japan’s growth rates in dollar terms for the third quarter were suppressed as a result of the weaker yen/dollar exchange rate. Premium income decreased 5.4% to $3.5 billion in the third quarter. Net investment income was up 2.7% to $676 million. Total revenues decreased 4.2% to $4.2 billion. Pretax operating earnings declined 2.1% to $828 million. For the first nine months, premium income was $10.7 billion, or 6.0% lower than a year ago. Net investment income increased 1.6% to $2.0 billion. Total revenues were down 5.0% to $12.7 billion. Pretax operating earnings were $2.7 billion, or 3.1% lower than a year ago.

In the third quarter, total new annualized premium sales fell 20.8% to ¥25.6 billion, or $247 million. Third sector sales, which include cancer and medical products, decreased 12.6% in the quarter. Bank channel sales declined 42.7%, primarily reflecting continued declines in sales of the company's first sector WAYS product.

For the first nine months of the year, new annualized premium sales were down 30.3% to ¥81.2 billion, or $789 million. Third sector sales decreased 2.8% in the first nine months of the year.

AFLAC U.S.

Aflac U.S. premium income increased 1.1% to $1.3 billion in the third quarter. Net investment income was up 1.6% to $162 million. Total revenues increased 1.0% to $1.5 billion. The pretax operating profit margin decreased to 18.4% from 18.5% a year ago. Pretax operating earnings were $269 million, an increase of .3% for the quarter. For the first nine months, total revenues were up 1.2% to $4.4 billion and premium income rose 1.1% to $3.9 billion. Net investment income increased 2.2% to $484 million. Pretax operating earnings were $872 million, 4.7% higher than a year ago.

Aflac U.S. total new annualized premium sales decreased .6% in the quarter to $328 million. For the first nine months of the year, total new sales declined 4.5% to $979 million.

DIVIDEND

The board of directors announced a 5.4% increase in the fourth quarter cash dividend. The fourth quarter dividend of $.39 per share is payable on December 1, 2014, to shareholders of record at the close of business on November 19, 2014.

OUTLOOK

Commenting on the company’s third quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased with our overall financial results in the third quarter of 2014 and for the first nine months of the year. Aflac Japan, our largest earnings contributor, generated strong financial results for the quarter. During the quarter, we successfully launched our “New Cancer DAYS” product available for sale through all distribution channels in Japan. Additionally, as expected, we are continuing to make gradual but steady progress selling through postal outlets. While it’s early in the fourth quarter, we anticipate our sales through Japan Post will benefit from the October 1 introduction of our exclusive new cancer product as well as the expansion of locations selling our cancer product from 3,000 postal outlets to 10,000. Although third sector sales this quarter were down as we anticipated, we continue to believe full year sales for third sector products will come in at the low end of our expectation of a 2% to 7% increase.

“From a financial perspective, Aflac U.S. also continued to perform well in the third quarter. While we expected that changes made to our sales organization could have resulted in short-term disruption, we were instead pleased to see an improved trajectory of U.S. sales, which were essentially flat in the quarter. However, we want to see sustained sales growth before we view this as a turnaround. To that end, we continue to work on initiatives designed to empower our sales channels to grow our new business. Given sales production in the first nine months of the year, we now expect sales for the full year will likely be down 2% to down 4%, which is an improved outlook since the release of our second quarter results.

“We remain committed to maintaining strong capital ratios on behalf of our policyholders and bondholders. Although we have not yet finalized our statutory financial statements, we estimate our third quarter 2014 risk-based capital, or RBC ratio, will exceed 775%. Additionally, we expect that Aflac Japan’s estimated third quarter solvency margin ratio, or SMR, will be above 750%. We are currently exploring the possibility of increasing the frequency of capital transfers from Japan to the United States pending completion of our internal governance process. As a result, we have increased the provision for capital repatriation reflected in our estimated September 30 SMR. It is this increased provision that resulted in a lower estimated SMR at the end of the third quarter compared with our ratio at June 30, 2014.

“As part of our capital strategy, we entered into a reinsurance agreement on October 1, which was similar to the transaction we executed in September 2013. This transaction will release approximately ¥55 billion of Aflac Japan’s regulatory reserves. Our capital strength gives us the confidence to increase our 2014 share repurchase objective from $1 billion to $1.2 billion of our common stock. In addition, it is our current plan to repurchase $1.3 billion of our common stock in 2015. I am also pleased with the action by the board of directors to increase the quarterly cash dividend by 5.4%, effective with the fourth quarter of 2014. This marks the 32nd consecutive year of increasing our cash dividend. Our objective is to grow the dividend at a rate generally in line with the increase in operating earnings before the impact of foreign currency translation.

“As we’ve previously stated, we anticipate increased spending in the fourth quarter related to our infrastructure in Japan and our sales force repositioning in the United States. Taking these factors into account, we continue to expect operating earnings per diluted share will increase 3% to 4% for 2014, excluding the impact of the yen. If we achieve that rate of growth and the yen averages 105 to 110 for the last three months of the year, we would expect reported operating earnings for the fourth quarter to be in the range of $1.28 to $1.37 per diluted share. Under that same scenario, we would expect full year operating earnings of $6.14 to $6.23 per diluted share.

“After assessing our business and opportunities for growth in 2015, we’re establishing an objective of increasing operating earnings per diluted share 2% to 7% on a currency neutral basis. This range reflects the stability of our businesses in the United States and Japan, the continued opportunities we see for sales growth in both markets and our ability to deploy capital for the benefit of our shareholders.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For nearly six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leading provider of voluntary insurance at the worksite. In Japan, Aflac is the number one life insurance company in terms of individual policies in force. Aflac individual and group insurance products help provide protection to more than 50 million people worldwide. For eight consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World's Most Ethical Companies. In 2014, FORTUNE magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 16th consecutive year. Also, in 2014, FORTUNE magazine included Aflac on its list of Most Admired Companies for the 13th time, ranking the company number one in the life and health insurance category. Aflac Incorporated is a FORTUNE 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com or espanol.aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Wednesday, October 29, 2014.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2014	2013	% Change
Total revenues	$5,736	$5,886	(2.5)%
Benefits and claims	3,355	3,485	(3.7)
Total acquisition and operating expenses	1,307	1,332	(1.9)
Earnings before income taxes	1,074	1,069.6
Income taxes	368	367
Net earnings	$706	$702.5%
Net earnings per share – basic	$1.56	$1.51	3.3%
Net earnings per share – diluted	1.56	1.50	4.0
Shares used to compute earnings per share (000):
Basic	451,246	464,324	(2.8)%
Diluted	453,981	467,391	(2.9)
Dividends paid per share	$.37	$.35	5.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2014	2013	% Change
Total revenues	$17,214	$18,138	(5.1)%
Benefits and claims	9,868	10,417	(5.3)
Total acquisition and operating expenses	3,930	3,933	(.1)
Earnings before income taxes	3,416	3,788	(9.8)
Income taxes	1,168	1,305
Net earnings	$2,248	$2,483	(9.5)%
Net earnings per share – basic	$4.96	$5.34	(7.1)%
Net earnings per share – diluted	4.93	5.31	(7.2)
Shares used to compute earnings per share (000):
Basic	452,833	465,325	(2.7)%
Diluted	455,674	468,052	(2.6)
Dividends paid per share	$1.11	$1.05	5.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

SEPTEMBER 30,	2014	2013	% Change
Assets:
Total investments and cash	$114,691	$106,712	7.5%
Deferred policy acquisition costs	8,713	9,173	(5.0)
Other assets	3,849	4,033	(4.6)
Total assets	$127,253	$119,918	6.1%
Liabilities and shareholders’ equity:
Policy liabilities	$90,200	$93,937	(4.0)%
Notes payable	4,558	4,953	(8.0)
Other liabilities	14,642	6,370	129.9
Shareholders’ equity	17,853	14,658	21.8
Total liabilities and shareholders’ equity	$127,253	$119,918	6.1%
Shares outstanding at end of period (000)	450,499	465,710	(3.3)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2014	2013	% Change
Operating earnings	$685	$687	(.5)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	21	41
Hedge costs related to foreign currency investments	(1)	(4)
Impact of other derivative/hedging activities	(16)	(22)
Other and non-recurring income (loss)	17	—
Net earnings	$706	$702.5%

Operating earnings per diluted share	$1.51	$1.47	2.7%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.05	.09
Hedge costs related to foreign currency investments	—	(.01)
Impact of other derivative/hedging activities	(.04)	(.05)
Other and non-recurring income (loss)	.04	—
Net earnings per diluted share	$1.56	$1.50	4.0%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2014	2013	% Change
Operating earnings	$2,216	$2,236	(.9)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	91	138
Hedge costs related to foreign currency investments	(23)	(12)
Impact of other derivative/hedging activities	(40)	121
Other and non-recurring income (loss)	4	—
Net earnings	$2,248	$2,483	(9.5)%

Operating earnings per diluted share	$4.86	$4.78	1.7%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.20	.30
Hedge costs related to foreign currency investments	(.05)	(.03)
Impact of other derivative/hedging activities	(.09)	.26
Other and non-recurring income (loss)	.01	—
Net earnings per diluted share	$4.93	$5.31	(7.2)%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED SEPTEMBER 30, 2014	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(3.7)%	—%
Net investment income	2.4	4.7
Total benefits and expenses	(3.2)	.5
Operating earnings	(.5)	2.2
Operating earnings per diluted share	2.7	5.4

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2014	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(4.2)%	.4%
Net investment income	1.8	4.7
Total benefits and expenses	(3.9)	.7
Operating earnings	(.9)	2.7
Operating earnings per diluted share	1.7	5.4

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2014 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2013			Yen Impact
95	$6.40	-	6.58	3.6	-	6.5%	$.09
97.54*	6.31	-	6.49	2.1	-	5.0	—
100	6.22	-	6.40	.6	-	3.6	(.09)
105	6.06	-	6.24	(1.9)	-	1.0	(.25)
110	5.91	-	6.09	(4.4)	-	(1.5)	(.40)
*Actual 2013 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; credit and other risks associated with Aflac's investment in perpetual securities; differing judgments applied to investment valuations; significant valuation judgments in determination of amount of impairments taken on our investments; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular single-issuer or sector concentration of business in Japan; decline in creditworthiness of other financial institutions; deviations in actual experience from pricing and reserving assumptions; subsidiaries' ability to pay dividends to Aflac Incorporated; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; inability to recognize tax benefits associated with capital loss carryforwards; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, acts of terrorism and damage incidental to such events; ongoing changes in our industry; events that damage our reputation; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact - Robin Y. Wilkey, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or rwilkey@aflac.com
Media contact - Catherine Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com